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                     April 18, 2024

       Michael Mason
       EVP, Chief Financial Officer and Treasurer
       Karyopharm Therapeutics Inc.
       85 Wells Ave., 2nd Floor
       Newton, MA 02459

                                                        Re: Karyopharm
Therapeutics Inc.
                                                            Form 10-K for the
year ended December 31, 2023
                                                            Filed February 29,
2024
                                                            File No. 001-36167

       Dear Michael Mason:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences